FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
                            OF DONALD R. MASTROPIETRO

      This First Amendment to Employment Agreement (the "Amendment Agreement"), effective as of November 29, 2005, is by and between Medical Media Television, Inc., a Florida corporation with a mailing address of 8406 Benjamin Road, Suite C, Tampa, Florida 33634 (the "Company"), and Donald R. Mastropietro, an individual maintaining a mailing address of 325 Whitfield Avenue, Sarasota, Florida 34243 ("Employee").

      WHEREAS, an Employment Agreement was entered into on November 16, 2005 under which the Employee would receive an increase in his rate of pay; and

      WHEREAS, the Company is still reliant upon investment funds until such time as operating revenues begin;

      NOW, THEREFORE, the parties agree as follows:

      1. Salary Adjustment: The Company and Employee agree that the Employee's current annual salary of $90,000 will remain in effect until such time as the increased salary of $128,400 as set forth in the Employment Agreement can be paid through cash flow from operations of the Company.

      All other terms and conditions of the Employment Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have executed the Agreement on the day and year first written above.

                                    "COMPANY"

                                    MEDICAL MEDIA TELEVISION, INC.


                                   By: /s/ Philip M. Cohen
                                      ----------------------------------------
                                           Philip M. Cohen, President


                                   "EMPLOYEE"


                                   /s/ Donald R. Mastropietro
                                   -------------------------------------------
                                       Donald R. Mastropietro